Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 114 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity Europe Fund, Fidelity Japan Fund, Fidelity Overseas Fund, and Fidelity Southeast Asia Fund of our reports dated December 23, 2008 on the financial statements and financial highlights included in the October 31, 2008 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
May 13, 2009